Exhibit 10.3

ADMINISTRATIVE SERVICES AGREEMENT

by and among

Bluerock Real Estate, L.L.C.,

Bluerock Real Estate Holdings, LLC,

Bluerock Residential Growth REIT, Inc.,

Bluerock Residential Holdings, L.P.,

Bluerock TRS Holdings, LLC,

and

Bluerock REIT Operator, LLC

Dated as of October 31, 2017

Administrative SERVICES AGREEMENT

This ADMINISTRATIVE SERVICES AGREEMENT (this “Agreement”), dated as of October 31, 2017 (the “Effective Date”), is by and among Bluerock Real Estate, L.L.C., a Delaware limited liability company (“Bluerock Real Estate”), and Bluerock Real Estate Holdings, LLC, a Delaware limited liability company (“Bluerock Holdings” and, together with Bluerock Real Estate, the “Bluerock Entities” and each a “Bluerock Entity”), on the one hand, and Bluerock Residential Growth REIT, Inc., a Maryland corporation (the “REIT”), Bluerock Residential Holdings, L.P., a Delaware limited partnership (the “OP”), Bluerock TRS Holdings, LLC, a Delaware limited liability company (the “TRS”), and Bluerock REIT Operator, LLC, a Delaware limited liability company (the “Manager” and, together with the REIT, the OP and the TRS, the “Company” and each a “Company Party”), on the other hand. The Bluerock Entities and the Company shall be collectively referred to herein as the “Parties,” and each individually a “Party”.

WHEREAS, the REIT, the OP, the TRS, BRG Manager, LLC, the Manager, Bluerock Real Estate, The Kachadurian Group, LLC, Konig & Associates, LLC, Jenco Business Advisors, Inc., James G. Babb, III, Jordan B. Ruddy, and Ryan S. MacDonald have entered into that certain Contribution and Sale Agreement (the “Contribution Agreement”), dated as of August 3, 2017;

WHEREAS, following the closing of the transactions contemplated by the Contribution Agreement, the Company desires to obtain certain services, on an at-cost basis, from the Bluerock Entities for the purpose of enabling the Company to manage its operations and retain the benefit of operational efficiencies created by access to such services to assure a smooth transition following the closing of the transactions contemplated by the Contribution Agreement by availing the Company time to develop such services in-house or to hire other third-party service providers for such services.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I
DEFINITIONS

Section 1.1.          Definitions. Capitalized terms used in this Agreement but not otherwise defined herein shall have the meanings ascribed thereto in the Contribution Agreement.

ARTICLE II
SERVICES

Section 2.1.          Scheduled Services.

(a)          Upon the terms and subject to the conditions set forth in this Agreement, the Bluerock Entities agree to provide, or to cause one or more of their Affiliates or one or more third parties to provide, to the Company all services set forth on Schedule A (the “Services”).

(b)          Anything to the contrary notwithstanding, none of the obligations of the Parties under the Contribution Agreement shall constitute Services under this Agreement.

Section 2.2.          Additional Services. Each Bluerock Entity agrees that, if any Company Party identifies during the Term, services that such Company Party believes are necessary for the continued operation of its business that are not identified on Schedule A, upon the reasonable request of such Company Party, the Parties shall cooperate in good faith to modify Schedule A with respect to such additional services, upon terms (including reimbursement) and subject to conditions to be agreed upon in good faith by the Parties. No Party shall be obligated to perform or cause to be performed any such additional services unless and until the Parties agree in writing as to the price, specifications and other terms and conditions under which the applicable Party shall provide (or cause to be provided) such other services; provided, that upon the agreement of the Parties with respect to any such additional services, such additional services shall thereafter be deemed “Services” within the meaning of this Agreement and the provision of such services will be subject to the terms of this Agreement.

Section 2.3.          Service Standards; Level of Service. The Bluerock Entities shall provide the Services to the Company in a prompt, professional and workmanlike manner, and shall provide the Services to the Company at a level of quality, responsiveness and diligence at least equal to the levels provided by such Party over the twelve (12) month period prior to the closing of the transactions contemplated by the Contribution Agreement, if applicable, but in any event at a level of quality provided by such Party to its own business (the “Service Standards”). In no event shall the Bluerock Entities have an obligation to perform any Service in any other manner, amount or quality unless expressly so specified in Schedule A with respect to a particular Service or mutually agreed upon after good faith discussions by the Parties. The Bluerock Entities shall promptly notify the Company of any event or circumstance of which the Bluerock Entities have knowledge that causes, or would be reasonably likely to cause, a material disruption in the Services.

Section 2.4.          Disclaimer of Warranties. EXCEPT AS OTHERWISE PROVIDED HEREIN, EACH PARTY EXPRESSLY DISCLAIMS ANY AND ALL REPRESENTATIONS OR WARRANTIES, AT LAW OR IN EQUITY, WITH RESPECT TO THE SERVICES TO BE PROVIDED UNDER THIS AGREEMENT, INCLUDING WARRANTIES OF MERCHANTABILITY, FITNESS FOR ANY PARTICULAR PURPOSE, TITLE, NON-INFRINGEMENT AND QUIET ENJOYMENT. NO ORAL OR WRITTEN INFORMATION OR ADVICE GIVEN BY ANY PARTY OR ITS AUTHORIZED REPRESENTATIVES SHALL CREATE A WARRANTY OR IN ANY WAY INCREASE THE SCOPE OF THE OTHER PARTIES’ OBLIGATIONS UNDER THIS AGREEMENT.

Section 2.5.          Subcontracting. A Bluerock Entity may, with the written consent of the Company (which shall not be unreasonably withheld, conditioned or delayed), engage, or cause one of its Affiliates to engage, one or more parties (including third parties and/or Affiliates of such Bluerock Entity) to provide some or all of the applicable Services to be provided by such Bluerock Entity. In the event a Bluerock Entity or its Affiliates so engage any such parties, such Bluerock Entity shall remain responsible for ensuring adherence to the Service Standards in the performance of the applicable Services, compliance by such parties with the applicable terms of this Agreement and for the indemnification obligations set forth in Article VIII. The Parties hereby agree that the delivery of any written consent pursuant to this Section 2.5 shall not be subject to the notice requirements set forth in Section 11.3 and any such written consent may be delivered via electronic mail.

Section 2.6.          Employee Compensation. The Bluerock Entities shall be solely responsible for the payment of all employee benefits and any other direct and indirect compensation for the employees of the Bluerock Entities (or their Affiliates’ or permitted subcontractors pursuant to Section 2.5) assigned to perform the Services, as well as such employees’ worker’s compensation insurance, employment taxes, and other applicable employer liabilities relating to such employees as required by law.

Section 2.7.          Cybersecurity.

(a)          The Bluerock Entities and the Company Parties will maintain or cause to be maintained reasonable security measures with respect to any interfaces required between the Bluerock Entities and the Company Parties in connection with the Services in a manner generally consistent with the historical provision of the Services and with the same standard of care as historically provided. At all times during the Term, neither the Bluerock Entities nor the Company Parties will intentionally or knowingly introduce, and each will take commercially reasonable measures to prevent the introduction of, into the Bluerock Entities’ or the Company Parties’ computer systems, databases, or software any viruses or any other contaminants (including, but not limited to, codes, commands, instructions, devices, techniques, bugs, web bugs, or design flaws) that may be used to access (without authorization), alter, delete, threaten, infect, assault, vandalize, defraud, disrupt, damage, disable, inhibit, or shut down another Party's computer systems, databases, software, or other information or property. Except as may be required in connection with the provision of the Services, neither the Bluerock Entities nor the Company Parties will intentionally or knowingly tamper with, compromise, or attempt to circumvent any physical or electronic security or audit measures employed by the other in the course of its business operations, and/or intentionally or knowingly compromise the security of the other’s computer systems and/or networks.

(b)          Each of the Bluerock Entities and the Company Parties shall reasonably cooperate with the other and shall cause their respective Affiliates to reasonably cooperate (i) in notifying the other of any Security Breach affecting a Bluerock Entity or a Company Party and (ii) in any investigation and mitigation efforts relating to such Security Breaches, in each case, in such Party’s reasonable discretion and subject to applicable Law. As used herein, “Security Breach” means unauthorized access to or disclosure of computerized data that compromises the security, confidentiality or integrity of any Confidential Information (as defined below) maintained by a Party.

Section 2.8.          Cooperation.

(a)          Each Company Party will share information and otherwise cooperate to the extent necessary to facilitate the provision of the Services pursuant to this Agreement. Each Company Party will cooperate in a commercially reasonable manner to facilitate the provision of Services as described herein and to make available to the Bluerock Entities properly authorized personnel for the purpose of consultation and decision.

(b)          Each Company Party shall follow the policies, procedures and practices of the Bluerock Entities and their Affiliates applicable to the Services that are in effect as of the Effective Date, as may be modified from time to time, so long as the Company has been provided with notice (in writing, where available) of such policies, procedures and practices.

(c)          A failure of any Company Party to act in accordance with this Section 2.8 that prevents either Bluerock Entity or its Affiliates or third parties, as applicable, from providing a Service hereunder shall relieve such Bluerock Entity of its obligation to provide such Service until such time as the failure has been cured; provided, that such Company Party has been notified promptly in writing of such failure.

Section 2.9.          Certain Changes. Either Bluerock Entity may change (a) its policies and procedures, (b) any Affiliates and/or third parties that provide any Services or (c) the location from which any Service is provided at any time; provided that each Bluerock Entity shall remain responsible for the performance of the applicable Services in accordance with this Agreement. Each Bluerock Entity shall provide the applicable Company Party with prompt written notice of any changes described in the prior sentence. Any such notice shall be provided to the applicable Company Party as soon as reasonably practicable prior to the effectiveness of such change or, if prior notice of such change is not practicable, as soon as reasonably practicable after the effectiveness of such change.

ARTICLE III
LIMITATIONS

Section 3.1.          General Limitations.

(a)          In no event shall either Bluerock Entity, pursuant to this Agreement, be obligated to maintain the employment of any specific employee or acquire any specific additional equipment or software, unless the applicable Company Party agrees to bear its allocated portion of any associated costs; provided that each Bluerock Entity shall remain responsible for the performance of the applicable Services in accordance with this Agreement.

(b)          Neither Bluerock Entity shall be obligated to provide, or cause to be provided, any Service to the extent that the provision of such Service would require such Bluerock Entity, any of its Affiliates or any of their respective officers, directors, managers, members, employees, agents or representatives to violate any applicable Laws.

Section 3.2.          Third Party Consents and Limitations.

(a)          Prior to the Effective Date, each Bluerock Entity will have obtained, with the reasonably requested cooperation of the Company, any third party consents necessary for provision of the applicable Services during the Term. The costs associated with obtaining any third party consents shall be borne by the Company Party receiving the applicable Service.

(b)          Each Company Party acknowledges and agrees that any Services provided through third parties or using third party Intellectual Property are subject to the terms and conditions of any applicable agreements between the applicable Bluerock Entity or its Affiliate and such third parties, copies of which have been, or will be, as applicable, made available to the applicable Company Party.

Section 3.3.          Force Majeure. In the event that either Bluerock Entity is wholly or partially prevented from, or delayed in, providing one or more Services, or one or more Services are interrupted or suspended, by reason of events beyond its reasonable control (including acts of God, acts, orders, restrictions or interventions of any civil, military or government authority, fire, explosion, accident, floods, earthquakes, embargoes, epidemics, war (declared or undeclared), acts of terrorism, hostilities, invasions, revolutions, rebellions, insurrections, sabotages, nuclear disaster, labor strikes, civil unrest, riots, power or other utility failures, disruptions or other failures in internet or other telecommunications lines, networks and backbones, delay in transportation, loss or destruction of property and/or changes in Laws) (each, a “Force Majeure Event”), provided that such Bluerock Entity is taking commercially reasonable steps to minimize the impact and duration of such Force Majeure Event, such Bluerock Entity shall not be obligated to deliver the affected Services during such period, and the applicable Company Party shall not be obligated to pay for any Services not delivered.

ARTICLE IV
PAYMENT

Section 4.1.          Billing and Payment Terms. Each Bluerock Entity shall invoice the Company Parties, as applicable, for the amount necessary to reimburse such Bluerock Entity for all its costs incurred in performing the Services on a quarterly basis, in arrears, and the applicable Company Party shall remit full payment, in immediately available funds, within thirty (30) days after receipt of such invoice (each a “Quarterly Reimbursement”). In the event that a Company Party has repeated late payments which remain uncured after an additional fifteen (15) day period, Bluerock Holdings reserves the right to charge a late fee for each such payment equal to two and one half percent (2.5%) of such late Quarterly Reimbursement. All amounts due to a Bluerock Entity pursuant to this Article IV may be paid in cash or in the OP’s long-term incentive plan units (“LTIPs”), at the option of the Board of Directors of the Company. If paid in LTIPs, the number of LTIPs to be issued shall be determined by dividing the amount due by the volume weighted average price of a share of the REIT’s Class A Common Stock, as reported on the NYSE MKT (or then-applicable Exchange), for the twenty (20) trading days immediately preceding the due date of such payment. Any such LTIPs issued shall be fully vested upon issuance.

Section 4.2.          Determination of Costs.

(a)          The Parties agree that allocation reviews with respect to determining the costs of providing the Services shall be performed as frequently as necessary, but at least annually (each such review, an “Allocation Review”), according to procedures to be mutually agreed upon by the Parties. The results of the Allocation Review will be applied on a forward-looking basis, subject to periodic adjustment pursuant to Section 4.2(b), to the determination of costs of providing the Services hereunder.

(b)          The Parties will reasonably cooperate to make adjustments to previously determined allocations if material and they will be reflected in the next Quarterly Reimbursement.

Section 4.3.          Record Keeping and Audit Right.

(a)          Each Bluerock Entity shall keep, and, as applicable, cause its Affiliates to keep, complete and accurate books and records relating to the costs charged to Company hereunder, including the basis for calculating such costs (the “Transition Books and Records”) for a period of one (1) year following the termination of this Agreement (“Audit Period”).

(b)          During the Term and the Audit Period, each Company Party, at its own cost and expense, shall have the right to inspect the Transition Books and Records of the Bluerock Entities (upon reasonable, prior written notice, during normal business hours), solely for the purposes of verifying the accuracy of the invoices provided to such Company Party hereunder. Each Company Party may only exercise the foregoing inspection right once during any calendar quarter, except in the event that such Company Party reasonably believes there is a material discrepancy in the invoices that it has been provided.

(c)          In the event the audit produces a material discrepancy between the fees and expenses invoiced to a Company Party and the actual Services performed by the applicable Bluerock Entity, the Company Party receiving the applicable Services shall promptly notify the applicable Bluerock Entity of such difference and indicate the amount by which it believes the fees and expenses invoiced exceed the Services performed. Within twenty (20) business days of receipt of notice of a discrepancy from the Company Party receiving the applicable Services, the applicable Bluerock Entity shall (i) reimburse such Company Party for the amount of the discrepancy arising out of the audit or (ii) notify such Company Party that it disputes the results of the audit. If a Bluerock Entity notifies the Company Party receiving Services of a dispute, such dispute shall be resolved in accordance with the procedures set forth in Article X hereof. Any Transition Books and Records that relate to any dispute under this Section 4.3 shall continue to be kept by the applicable Bluerock Entity until a complete and final resolution has been reached by the applicable Parties.

(d)          The expenses of the audit inspection shall be paid by the Company Party receiving the applicable Services; provided, however, that if the results of such audit, as finally determined pursuant to Section 4.3(c), reveal that the applicable Bluerock Entity has inaccurately calculated the fees and expenses resulting in an overcharge of such fees and expenses for any Quarterly Reimbursement by more than the greater of (i) $25,000 in the aggregate or (ii) five percent (5%) of the actual fees and expenses for the Services provided herein, the expenses of the audit inspection shall be paid by the applicable Bluerock Entity providing the applicable Services.

(e)          Anything to the contrary notwithstanding, each Bluerock Entity shall, and shall cause its Affiliates to, keep books and records relating to the performance of Services hereunder (the “Service Records”) consistent with its document and information retention policies in effect as of the closing of the transactions contemplated by the Contribution Agreement. During any Term and the Audit Period, each Company Party shall have the right, at its own cost and expense, to inspect the Service Records of the Bluerock Entities (upon reasonable, prior written notice and during normal business hours), for the purpose of confirming that the applicable Services are being performed in accordance with the Service Standards, or to address any error in the product of any Services. Each Company Party may only exercise the foregoing inspection right once during any calendar quarter, except to address any matter that such Company Party reasonably believes represents material non-compliance by applicable Bluerock Entity or its Affiliates with any Service Standards or any material error in the provision of any Services.

Section 4.4.          Sales Taxes. All consideration under this Agreement is exclusive of any sales, transfer, value-added, goods or services tax or similar gross receipts based tax (excluding all other taxes including taxes based upon or calculated by reference to income, receipts or capital) imposed against or on the Services (“Sales Taxes”). The Company Party receiving Services shall be responsible for, and shall indemnify and hold the applicable Bluerock Entity harmless from and against, any such Sales Taxes.

ARTICLE V
CONFIDENTIALITY

Section 5.1.          Confidentiality.

(a)          Each Party may receive (or otherwise have access to) Confidential Information of the other Parties (both orally and in writing) in connection with the provision of the Services. “Confidential Information” means any information, whether or not designated or containing any marking such as “Confidential,” “Proprietary,” or some similar designation, related to any Party and its services, properties, business, assets and financial condition relating to the business, finances, technology or operations of such Party or its Affiliates. Such information may include financial, technical, legal, marketing, network, and/or other business information, reports, records, or data (including, but not limited to, computer programs, code, systems, applications, analyses, passwords, procedures, output, information regarding software, sales data, vendor lists, customer lists, and employee- or customer-related information, personally identifiable information, business strategies, advertising and promotional plans, creative concepts, specifications, designs, and/or other material). Each Party agrees to treat all Confidential Information provided by the other Parties, or which such Party otherwise has access to, pursuant to this Agreement as proprietary and confidential to the other Parties, as applicable, and to hold such Confidential Information in confidence. No Party shall (without the prior written consent of the applicable other Party) disclose or permit disclosure of such Confidential Information to any third party; provided, that any Party may disclose such Confidential Information to any permitted third party subcontractors and its Affiliates’ current employees, officers, or directors, or legal or financial representatives, in each case, who have a legitimate need to know such Confidential Information for the purpose of facilitating the provision of the Services and who have previously agreed in writing (including as a condition of their employment, contract or agency) to be bound by terms respecting the protection of such Confidential Information which are no less protective as the terms of this Agreement. Each Party agrees to safeguard all Confidential Information of the other Parties with at least the same degree of care as such Party uses to protect its own Confidential Information, but in no event shall such degree of care be less than a reasonable degree of care. Each Party shall only use the other Party’s Confidential Information solely for the purpose of fulfilling its obligations under this Agreement and facilitating the provision of the Services. Such Party shall not, and shall cause its Affiliates and permitted third party subcontractors not to, at any time, collect, use, sell, license, transfer, make available or disclose any other Party’s Confidential Information for its own benefit, the benefit of its Affiliates (or agents, subcontractors or representatives) or for the benefit of others. Each Party will be responsible for any violation of the confidentiality provisions of this Section 5.1(a) by any person or entity to whom it has disclosed Confidential Information, its subcontractors and its Affiliates’ employees, officers and directors, and legal or financial representatives. Notwithstanding the foregoing, this Section 5.1(a) shall not apply to any information that a Party can demonstrate (a) was, at the time of disclosure to it, in the public domain through no fault of such Party, (b) was received after disclosure to it from a third party who had a lawful right to disclose such information to it, or (c) was independently developed by the receiving Party.

(b)          All Confidential Information transmitted or disclosed hereunder will be and remain the property of the Party to which such Confidential Information applies, and each Party shall promptly (at the applicable Party’s sole election) destroy or return to such Party all copies thereof upon termination or expiration of this Agreement, or upon the written request of such Party; provided, that no Party shall be required to destroy any Confidential Information that is stored solely as a result of a backup created in the ordinary course of business and is not readily destroyable or that is stored on the computers of the personnel of such Party and/or its Affiliates and subject to deletion in accordance with such Party’s and/or its Affiliates’ electronic information management practices (subject to extended retention by such Party’s or its Affiliates’ compliance and legal department personnel in accordance with any applicable existing document retention/destruction policy). Upon the request of the applicable Party, the other Parties shall provide notice of any such applicable destruction in writing.

ARTICLE VI
INTELLECTUAL PROPERTY

Section 6.1.          Ownership of Intellectual Property.

(a)          Each Party acknowledges and agrees that the Parties shall each retain exclusive rights to and ownership of its Intellectual Property, and no license or other right, express or implied, is granted hereunder by any Party to its Intellectual Property.

(b)          As between the Bluerock Entities and the Company, each of the Bluerock Entities shall exclusively own all right, title and interest throughout the world in and to all business processes and other Intellectual Property rights created by it in connection with the performance of the Services (“Bluerock Intellectual Property”), and each Company Party hereby assigns any and all right, title or interest it may have in any such Bluerock Intellectual Property to the applicable Bluerock Entity. Each Company Party shall execute any documents and take any other actions reasonably requested by the applicable Bluerock Entity to effectuate the purposes of the preceding sentence. Each Bluerock Entity hereby grants to the Company a royalty-free, fully paid-up, non-exclusive license to use the Bluerock Intellectual Property during the Term, solely to the extent necessary for the Company to receive the benefit of the Services.

ARTICLE VII
LIMITATION OF LIABILITY

Section 7.1.          Limitation of Liability. In no event shall any Party be liable under or in connection with this Agreement for consequential, incidental, special, indirect, treble or punitive Losses, Losses based on either the reduced current or future profitability or earnings or Losses based on a multiple of such profitability, earnings or other factor, or reduction therein (it being understood that all Losses shall for purposes of this Article VII be determined and calculated on a direct, dollar-for-dollar basis), except in the case of liabilities arising from third-party claims. Other than in the case of Losses arising out of or resulting from fraud, intentional misrepresentation or willful misconduct, the liability of any Party to the other Parties hereunder shall not exceed the aggregate amounts actually due and payable pursuant to Article IV and Section 11.1, as applicable, hereunder from the Effective Date through the date the claim accrued.

ARTICLE VIII
INDEMNIFICATION

Section 8.1.          Bluerock Real Estate’s Indemnification of the Company. Subject to the terms of this Article VIII, Bluerock Real Estate agrees from and after the Effective Date to indemnify, defend and hold harmless the Company from and against any and all Losses arising out of, resulting from or relating to third-party claims arising out of a material breach by Bluerock Real Estate of any provision of this Agreement

Section 8.2.          Bluerock Holdings’s Indemnification of the Company. Subject to the terms of this Article VIII, Bluerock Holdings agrees from and after the Effective Date to indemnify, defend and hold harmless the Company from and against any and all Losses arising out of, resulting from or relating to third-party claims arising out of a material breach by Bluerock Holdings of any provision of this Agreement.

Section 8.3.          Indemnification of the Bluerock Entities. Subject to the terms of this Article VIII, the Company agrees from and after the Effective Date to indemnify, defend and hold harmless each of the Bluerock Entities from and against any and all Losses arising out of, resulting from or relating to third party claims arising out of a material breach by the Company of any provision of this Agreement.

Section 8.4.          Indemnification Procedures. In the event either Bluerock Entity or the Company shall have a claim for indemnity against the other applicable Party, the applicable Parties shall follow the procedures set forth in Section 5.05 of the Contribution Agreement.

ARTICLE IX
TERM AND TERMINATION

Section 9.1.          Term of Agreement. This Agreement shall become effective on the Effective Date and shall continue in operation, unless earlier terminated as provided in this Article IX, until the first anniversary of the Effective Date (the “Initial Term”). The Company may renew this Agreement for successive one-year terms by providing the Bluerock Entities written notice of its intention to renew this Agreement no later than sixty (60) days prior to the expiration of the Initial Term or any successive term (each a “Renewal Term”; the Initial Term and any Renewal Term are sometimes referred to as the “Term”), as applicable.

Section 9.2.          Termination.

(a)          Partial Termination. Any Company Party may, on written notice to the applicable Bluerock Entity, terminate any Service due to it and thereafter such terminated Service shall be deemed deleted from Schedule A. Any termination notice delivered by a Company Party shall identify the specific Service or Services to be terminated, and the effective date of such termination, which must be a date at least ninety (90) days from the date such termination notice is received. For any terminated Services which required the software or other services of a third party (i) if the Bluerock Entity providing such Services paid for such software or services in advance, such Bluerock Entity may invoice the applicable Company Party any portion of such advance payments allocable on a reasonable basis to the Company Party receiving such Services, and (ii) if, as a result of such termination, the Bluerock Entity providing such Services terminates all or part of its agreement with the third party, such Bluerock Entity may invoice the Company Party receiving such Services for any applicable termination fees allocable on a reasonable basis to such Company Party. Neither Bluerock Entity shall enter into any new agreements with third parties for software or services that include any termination fees that would be charged to a Company Party without such Company Party’s prior written consent, which consent shall not be unreasonably withheld.

(b)          Automatic Termination. This Agreement shall automatically terminate upon termination by the Company of all Services or upon the expiration of the Term.

(c)          Termination for Change of Control. Either Bluerock Entity may terminate this Agreement at any time upon the occurrence of a “Change of Control Event” by providing the Company no less than one hundred eighty (180) days prior written notice of its intention to terminate this Agreement. As used herein, a “Change of Control Event” means (i) R. Ramin Kamfar ceasing to be a director of the REIT for any reason, (ii) the sale of all or substantially all of the assets of the REIT or the OP, or (iii) a merger, consolidation, recapitalization or reorganization of the REIT, unless securities representing more than fifty percent (50%) of the total voting power after such merger, consolidation, recapitalization or reorganization are beneficially owned, directly or indirectly, by the Persons who beneficially owned the REIT’s outstanding voting securities immediately prior to such transaction.

(d)          Termination for Default. In the event: (i) any Company Party shall fail to pay for any or all Services in accordance with the terms of this Agreement; (ii) of any default by either Bluerock Entity, in any material respect, in the due performance or observance by it of any of the other terms, covenants or agreements contained in this Agreement; or (iii) any Party shall become or be adjudicated insolvent and/or bankrupt, or a receiver or trustee shall be appointed for any Party or its property or a petition for reorganization or arrangement under any bankruptcy or insolvency Law shall be approved, or any Party shall file a voluntary petition in bankruptcy or shall consent to the appointment of a receiver or trustee (in each such case, the “Defaulting Party”); then the non-Defaulting Party shall have the right, at its sole discretion, (A) in the case of a default under clause (iii), to terminate immediately the applicable Service(s) and/or this Agreement and its participation with the Defaulting Party under this Agreement; and (B) in the case of a default under clause (i) or (ii), to terminate the applicable Service(s) and/or this Agreement and its participation with the Defaulting Party under this Agreement if the Defaulting Party has failed to (x) cure the default within thirty (30) days after receiving written notice of such default, or (y) take substantial steps towards and diligently pursue the curing of the default.

Section 9.3.          Effect of Termination. In the event that this Agreement or a Service is terminated:

(a)          Each Company Party agrees and acknowledges that the obligation of the Bluerock Entities to provide the terminated Services, or to cause the terminated Services to be provided, hereunder shall immediately cease. Upon cessation of a Bluerock Entity’s obligation to provide any Service, the Company Parties, as applicable, shall stop using, directly or indirectly, such Service.

(b)          Upon request, each Company Party shall return to the Bluerock Entities all tangible personal property and books, records or files owned by the Bluerock Entities and used in connection with the provision of Services that are in its possession as of the termination date.

(c)          In the event that this Agreement is terminated, the following matters shall survive the termination of this Agreement: (i) the rights and obligations of each Party under Articles V, VI, VII, VIII, this Section 9.3, Article X and Article XI and (ii) the obligations under Article IV of the Company to pay the applicable fees for Services furnished prior to the effective date of termination.

ARTICLE X
DISPUTE RESOLUTION

Section 10.1.          Party Representatives. Each Party will appoint a representative (a “Service Representative”) responsible for coordinating and managing the delivery and receipt of the Services, as applicable, which Service Representative will have authority to act on such Party’s behalf with respect to matters relating to this Agreement. The Service Representatives will work in good faith to address any issues involving the Parties’ relationship under this Agreement (including, without limitation, any pricing and other Service related matters).

Section 10.2.          Escalation Procedure. The Parties shall attempt to resolve any dispute, controversy or claim arising out of, in connection with, or relating to this Agreement, whether sounding in contract or tort and whether arising during or after termination of this Agreement (each, a “Dispute”) in accordance with the following procedures: Upon the written request of any Party, a senior executive officer of the Bluerock Entities or a designee of such person and a senior executive officer of the Company or that person’s designee shall meet and attempt to resolve any Dispute between them. If such Dispute is not resolved by discussions between such officers within ten (10) days after a Party’s written request was made, then any Party may commence a proceeding relating to such Dispute in accordance with Section 11.10. No Party may commence a proceeding with respect to a Dispute unless and until the foregoing procedure has been concluded with respect to the underlying Dispute.

ARTICLE XI
MISCELLANEOUS

Section 11.1.          Services Provided to the Bluerock Entities. The Parties agree that from time to time certain employees of the Company may provide, or cause to be provided, services to the Bluerock Entities during the Term. Any such services provided by such employees of the Company shall be provided to the Bluerock Entities at cost and such costs shall be allocated in a manner substantially similar to those provided on Schedule A hereto. The provision of such services shall be subject to all of the same rights (including right to payment that parallels a Quarterly Reimbursement), terms, covenants, conditions as the Services under, and indemnity, confidentiality, record-keeping and all of the other provisions of, this Agreement, unless the applicable Parties agree otherwise in writing.

Section 11.2.          Non-Solicitation. The Company Parties covenant that, until the later to occur of (i) the three-year anniversary of the Effective Date and (ii) the one-year anniversary of the termination of this Agreement, the Company Parties shall not, and shall cause their Affiliates not to, solicit the employment or engagement of services of any person who is, or was during the three-month period immediately prior to such solicitation, employed as an employee, contractor or consultant by the Bluerock Entities or any of their subsidiaries during such period on a full- or part-time basis. The foregoing shall not prohibit any general solicitation of employees, contractors or consultants or public advertising of employment opportunities (including through the use of employment agencies) not specifically directed at any such employees, contractors or consultants, nor shall it prohibit the Company Parties or their Affiliates from hiring any such employee, contractor or consultant who seeks employment or engagement with the Company Parties or their on his or her own initiative at any time after three months have elapsed since such individual served as an employee, contractor or consultant otherwise subject to this restriction, without any prior solicitation by the Company Parties or any of their Affiliates. Furthermore, the foregoing shall not prohibit the Company from hiring employees of the Bluerock Entities in connection with the transactions contemplated by the Contribution Agreement.

Section 11.3.          Insurance. The Bluerock Entities shall maintain, at their sole cost and expense, at all times during the Term (and for a period of time continuing for no less than twenty-four (24) months following the Term), a professional liability insurance (errors and omissions) policy with coverages and policy as then maintained by the Bluerock Entities and its Affiliates and with coverages of no less than $8,000,000. The Company shall be a named as an “additional insured” under such policy. All insurance required to be carried by the Bluerock Entities shall be written with companies having a policyholder and asset rate, as circulated by Best’s Insurance Reports, of A-:VIII or better. On or prior to the date hereof and from time to time upon the Company’s request, the Bluerock Entities shall provide certificates of insurance evidencing such coverage and such other documentation (including a copy of the policy) as may be requested.

Section 11.4.          Notices.

(a)          All notices, requests, claims, demands and other communications under this Agreement shall be in writing (including a writing delivered by facsimile transmission) and shall be deemed given (i) when delivered, if sent by registered or certified mail (return receipt requested); (ii) when delivered, if delivered personally or sent by facsimile (with proof of transmission); or (iii) on the Business Day after deposit (with proof of deposit), if sent by overnight mail or overnight courier; in each case, unless otherwise specified or provided in this Agreement, to the Parties at the following addresses (or at such other address or fax number for a Party as will be specified by like notice):

As to the Company:

BRG Manager Sub, LLC

712 Fifth Avenue, 9th Floor

New York, New York 10019

Attention: R. Ramin Kamfar
Email: rkamfar@bluerockre.com

With a copy to:

Kaplan Voekler Cunningham & Frank, PLC
1401 E Cary Street
Richmond, Virginia 23219
Attention: Richard P. Cunningham, Jr.
Email: rcunningham@kv-legal.com

As to Bluerock Real Estate:

Bluerock Real Estate, L.L.C.

712 Fifth Avenue, 9th Floor

New York, New York 10019

Attention: Michael Konig
Email: mkonig@bluerockre.com

As to Bluerock Holdings:

Bluerock Real Estate Holdings, LLC

712 Fifth Avenue, 9th Floor

New York, New York 10019

Attention: Michael Konig
Email: mkonig@bluerockre.com

(b)          The inability to deliver any notice, demand or request because the Party to whom it is properly addressed in accordance with this Section 11.3 refused delivery thereof or no longer can be located at that address shall constitute delivery thereof to such Party.

(c)          Each Party shall have the right from time to time to designate by written notice to the other Parties hereto such other person or persons and such other place or places as said Party may desire written notices to be delivered or sent in accordance herewith.

(d)          Notices and consents signed and given by an attorney for a Party shall be effective and binding upon that Party.

Section 11.5.          Amendment. Except as set forth in Sections 2.2 and 9.2(a) hereof, no provision of this Agreement or of any documents or instrument entered into, given or made pursuant to this Agreement may be amended, changed, waived, discharged or terminated except by an instrument in writing, signed by the Party against whom enforcement of the amendment, change, waiver, discharge or termination is sought.

Section 11.6.          Entire Agreement. This Agreement (and all exhibits and schedules hereto) constitutes and contains the entire agreement and understanding of the Parties with respect to the subject matter hereof and supersedes all prior negotiations, correspondence, understandings, agreements and contracts, whether written or oral, among the Parties respecting the subject matter hereof. No representation, promise, inducement or statement of intention has been made by any of the Parties which is not embodied in this Agreement, or in the attached schedules or the written certificates or instruments of assignment or conveyance delivered pursuant to this Agreement, and none of the Parties shall be bound by or liable for any alleged representations, promise, inducement or statement of intention not therein so set forth.

Section 11.7.          No Waiver. No failure of any Party to exercise any power given such Party hereunder or to insist upon strict compliance by the other Parties with their obligations hereunder shall constitute a waiver of any Party’s right to demand strict compliance with the terms of this Agreement.

Section 11.8.          Counterparts. This Agreement, any document or instrument entered into, given or made pursuant to this Agreement or authorized hereby, and any amendment or supplement thereto may be executed in two or more counterparts, and, when so executed, will have the same force and effect as though all signatures appeared on a single document. Any signature page of this Agreement or of such an amendment, supplement, document or instrument may be detached from any counterpart without impairing the legal effect of any signatures thereon, and may be attached to another counterpart identical in form thereto but having attached to it one or more additional signature pages. Any counterpart transmitted via email in format in portable document format (.pdf) shall be treated as originals for all purposes as to the parties so transmitting.

Section 11.9.          Payments. Except as otherwise provided herein, payment of all amounts required by the terms of this Agreement shall be made in the United States of America and in immediately available funds of the United States of America which, at the time of payment, is accepted for the payment of all public and private obligations and debts.

Section 11.10.         Successors and Assigns. This Agreement shall be binding upon and insure to the benefit of the successors and permitted assigns of the respective Parties hereto. No assignment of this Agreement, in whole or in part, shall be made without the prior written consent of the non-assigning Parties (and shall not relieve the assigning party from liability hereunder) and any purposed assignment of this Agreement in contravention of the foregoing shall be null and void ab initio.

Section 11.11.         Applicable Law; Venue.

(a)          This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware without giving effect to the conflict of law rules and principles of that state. To the fullest extent permitted by Law, the Parties hereby unconditionally and irrevocably waive and release any claim that the Law of any other jurisdiction governs this Agreement.

(b)          To the maximum extent permitted by applicable Law, any legal suit, action or proceeding against any of the Parties hereto arising out of or relating to this Agreement shall be instituted in any federal or state court in New York, New York, and each of the Parties hereby irrevocably submits to the exclusive jurisdiction of any such court in any such suit, action or proceeding. Each of the Parties hereby agrees to venue in such courts and hereby waives, to the fullest extent permitted by Law, any claim that any such action or proceeding was brought in an inconvenient forum.

(c)          Each of the Parties hereto irrevocably waives its right to a trial by jury with respect to any action, proceeding or claim arising out of or relating to this Agreement.

Section 11.12.         Construction of Agreement. The language in all parts of this Agreement shall be in all cases construed simply according to its fair meaning and not strictly for or against any of the Parties hereto. Headings at the beginning of sections of this Agreement are solely for the convenience of the Parties and are not a part of this Agreement. When required by the context, whenever the singular number is used in this Agreement, the same shall include the plural, and the plural shall include the singular, the masculine gender shall include the feminine and neuter genders, and vice versa.

Section 11.13.         Severability. If any term or provision of this Agreement is determined to be illegal, unconscionable or unenforceable, all of the other terms, provisions and sections hereof will nevertheless remain effective and be in force to the fullest extent permitted by Law.

Section 11.14.         Further Assurances. Each of the Parties agrees to execute such instruments and take such further actions after the Effective Date as may be reasonably necessary to carry out the provisions of this Agreement provided that no material additional cost or liability shall be created thereby.

Section 11.15.         No Third Party Beneficiary. It is specifically understood and agreed that no person shall be a third party beneficiary under this Agreement, and that none of the provisions of this Agreement shall be for the benefit of or be enforceable by anyone other than the Parties hereto and their assignees, and that only the Parties hereto and their permitted assignees shall have rights hereunder.

Section 11.16.         Binding Agreement. Subject to the foregoing limitations, this Agreement shall extend to, and shall bind, the respective heirs, executors, personal representatives, successors and assigns of each Company Party and each Bluerock Entity.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, each Party hereto has caused this Agreement to be duly executed on its behalf as of the day and year first above written.

Bluerock Real Estate, L.L.C.

By:	/s/ R. Ramin Kamfar
Name:	R. Ramin Kamfar
Title:	Chief Executive Officer

Bluerock Real Estate Holdings, LLC
By:	Bluerock Residential Growth REIT, Inc.
Its:	Sole Member

By:	/s/ R. Ramin Kamfar
Name:	R. Ramin Kamfar
Title:	Chairman of the Board, Chief Executive Officer, and President

Bluerock Residential Growth REIT, Inc.

By:	/s/ R. Ramin Kamfar
Name:	R. Ramin Kamfar
Title:	Chairman of the Board, Chief Executive Officer, and President

Bluerock Residential Holdings, L.P.
By:	Bluerock Residential Growth REIT, Inc.
Its:	General Partner

By:	/s/ R. Ramin Kamfar
Name:	R. Ramin Kamfar
Title:	Chairman of the Board, Chief Executive Officer, and President

Bluerock TRS Holdings, LLC
By:	Bluerock Residential Growth REIT, Inc.
Its:	Sole Member

By:	/s/ R. Ramin Kamfar
Name:	R. Ramin Kamfar
Title:	Chairman of the Board, Chief Executive Officer, and President

Bluerock REIT Operator, LLC
By:	BRG Manager, LLC, its Sole Member
By:	Bluerock Real Estate, L.L.C., its Sole Member

By:	/s/ R. Ramin Kamfar
Name:	R. Ramin Kamfar
Title:	Chief Executive Officer

[Signature Page to Administrative Services Agreement]

Schedule A – The Services

Service	Notes
Human Resources, Investor Relations, Marketing, Legal, Administrative Services and additional related services, as needed, at cost	Employee costs shall be allocated based on the amount of time spent on the Company’s business by each employee of the Bluerock Entities.

Microsoft Office 365, Egnyte and Hosted Exchange	Actual licensing costs shall be separately charged to the Company on a per user basis, under a master license agreement.

Yardi, Spreadsheet Server (or equivalent) and Adobe	Yearly and/or Quarterly licensing costs shall be prorated on a per user basis under a master license agreement.

Internet, phones, hardware maintenance contracts (Firewall, spam filter), and Cloud backup services (GFI)	Costs shall be allocated at an at-cost basis based on the use of such services for the benefit of the Company’s business.

Office services such as postage, meals, supplies, subscriptions and bank fees	Costs shall be allocated at an at-cost basis based on the use of such services for the benefit of the Company’s business.

Third-party consulting services, such as Risk Management	Costs shall be allocated at an at-cost basis based on the amount of time spent on the Company’s business.

Servers	Costs shall be allocated at an at-cost basis based on the use of such services for the benefit of the Company’s business.